Exhibit 5.1

[Tulchinsky-Stern & Co. Letterhead]

December 12, 2003

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131

Israel

Ladies and Gentlemen:

We have acted as Israel counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale from time to time by certain holders (the “Selling Stockholders”) of up to 4,350,805 American Depositary Shares (“ADSs”) of the Company, evidenced by American Depositary Receipts (“ADRs”), each representing one ordinary share, NIS 0.1 par value, of the Company (the “Ordinary Shares”), to be received by such Selling Stockholders pursuant to the provisions of the Merger Agreement (as hereinafter defined). As used herein, “Securities” means the ADSs, the ADRs and the Ordinary Shares. The Selling Stockholders will acquire the ADSs pursuant to an Agreement and Plan of Merger, dated as of October 31, 2003, as amended and restated on November 25, 2003 (the “Merger Agreement”), by and among SICOR Inc. (“Sicor”), the Company and Silicon Acquisition Sub, Inc. Upon consummation of the merger contemplated under the Merger Agreement, each outstanding share of common stock of Sicor will be converted into the right to receive $16.50 in cash and 0.1906 of an Ordinary Share of the Company, which will trade in the United States in the form of ADSs evidenced by ADRs.

For purposes of the opinions hereinafter expressed, we have reviewed the Merger Agreement, the Deposit Agreement, dated as of February 12, 1997 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs, and the memorandum of association and the articles of association of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.

In making the examinations described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have assumed that each outstanding share of common stock of Sicor owned by the Selling Stockholders has been duly and validly authorized and is validly issued, fully paid and non-assessable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Deposit Agreement has been duly authorized, executed and delivered by the Company.

2.	The Securities have been duly and validly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

3.	Under the choice of law or conflicts of law doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or as being contrary to Israeli law.

Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the nature as the Securities.

We do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/    TULCHINSKY-STERN & CO. LAW OFFICES

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